                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            CARLISLE PLASTICS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            CARLISLE PLASTICS, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

                           [CARLISLE PLASTICS LOGO]

                            CARLISLE PLASTICS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1995

     Notice is hereby given that the Annual Meeting of Shareholders of Carlisle Plastics, Inc. will be held at the Company's corporate offices at 1314 North Third Street, Phoenix, Arizona 85004 on Tuesday, April 18, 1995 at 10:00 a.m., Mountain Standard Time, for the following purposes:

          1. To elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

          2. To ratify and approve the selection of Deloitte & Touche LLP as independent auditors for 1995.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on February 17, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ PATRICK J. O'LEARY
                                            -----------------------------------
                                            PATRICK J. O'LEARY,
                                            Secretary

Phoenix, Arizona
March 13, 1995

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                            CARLISLE PLASTICS, INC.

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Carlisle Plastics, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on April 18, 1995, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to the solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

     Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 1314 North Third Street, Phoenix, Arizona 85004, and its telephone number is (602) 407-2100. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 13, 1995.

     The total number of shares of capital stock of the Company outstanding and entitled to vote at the meeting as of February 17, 1995 consists of 8,193,733 shares of Class A Common Stock, $.01 par value per share (the "Class A Stock"), and 9,510,552 shares of Class B Common Stock, $.01 par value per share (the "Class B Stock"). As of February 17, 1995, the Company had no shares of Preferred Stock, $.01 par value per share, outstanding. Only holders of record of Class A Stock and Class B Stock at the close of business on February 17, 1995 will be entitled to vote at the meeting. Each share of Class A Stock is entitled to one vote and each share of Class B Stock is entitled to twenty votes. Thus, based on the shares of each class outstanding as of February 17, 1995, holders of Class B Stock had 95.8% of the potential votes at the Annual Meeting. There is no cumulative voting for directors. The presence in person or by proxy of the holders of the shares representing a majority of the votes entitled to be cast at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          SHAREHOLDERS AND MANAGEMENT

     The following table includes information as of February 17, 1995 concerning
(i) the beneficial ownership of the Class A Stock and Class B Stock ("Voting Stock") of the Company by shareholders known to the Company to beneficially own more than five percent of either class, by each other director of the Company, each executive officer named in the Summary Compensation Table, below, and by all officers and directors of the Company as a group, and (ii) the percentage of voting power represented by the Voting Stock held by such holders:

                                               CLASS B STOCK            CLASS A STOCK          PERCENT
                                           BENEFICIALLY OWNED(1)         BENEFICIALLY          OF VOTE
                                           ---------------------         OWNED(1)(2)           OF ALL
                                            NUMBER                 ------------------------    CLASSES
            NAME AND ADDRESS                  OF        PERCENT     NUMBER         PERCENT    OF VOTING
           OF BENEFICIAL OWNER              SHARES      OF CLASS   OF SHARES       OF CLASS   STOCK(3)
- -----------------------------------------  --------     --------   ---------       --------   ---------
William H. Binnie........................  5,940,313(4)  62.5%        28,282(5)         *       59.9%
  P.O. Box 771
  Rye, NH 03870
Christos I. Grigoriou....................  1,707,448(6)  18.0%       338,700(6)      4.1%       17.4%
  699 Middle Street
  Middletown, CT 06457
Grant M. Wilson..........................  1,374,119     14.5%       291,354         3.6%       14.0%
  111 Pond Street
  Cohasset, MA 02025
Ingalls & Snyder.........................        --         --     1,392,992(7)     17.0%           *
  61 Broadway
  New York, NY 10006
Clifford A. Deupree......................        --         --        69,000(8)         *           *
Patrick J. O'Leary.......................        --         --         5,082            *           *
David E. Wilbur, Jr......................        --         --       337,239(8)      4.1%           *
Yehochai Schneider.......................        --         --       110,642(8)      1.4%           *
Clarence M. Schwerin III.................        --         --        17,500(8)(9)      *           *
Samuel H. Smith, Jr......................        --         --        11,500(8)(9)      *           *
All officers and directors of the Company
  as a
  group (8 persons)......................  7,314,432     76.9%       870,599(8)     10.4%       74.1%
- ---------------

*Less than 1%

(1) Except as otherwise indicated, all shares are beneficially owned and the sole voting and investment power is held by the person indicated.

(2) Excludes beneficial ownership of Class B Stock, which is convertible into Class A Stock at any time on a one-for-one basis, and which automatically converts into Class A Stock upon a transfer of Class B Stock to any person who is not one of the holders of Class B Stock, certain family members of certain holders of Class B Stock, trusts for the benefit of such family members or entities controlled by the holders of such shares of Class B Stock.

(3) Each share of Class A Stock is entitled to one vote, and each share of Class B Stock is entitled to 20 votes.

(4) Excludes 181,358 shares of Class B Stock owned by members of Mr. Binnie's immediate family, as to which Mr. Binnie disclaims beneficial ownership.

(5) Includes 4,000 shares of Class A Stock owned by William H. Binnie as custodian for one of his children, as to which shares Mr. Binnie disclaims beneficial ownership.

(6) Includes 1,707,448 shares of Class B Stock and 300,000 shares of Class A Stock owned by the Grigoriou Family Limited Partnership.

(7) Based upon information included in Schedule 13G filed with the Securities and Exchange Commission, consists of 30,279 shares over which the owner exercises sole voting and dispositive power and 1,362,713 shares over which the owner exercises no voting power and sole dispositive power.

(8) Includes the following number of shares of Class A Stock which may be purchased pursuant to the exercise of currently exercisable outstanding options: Mr. Deupree, 65,000 shares; Mr. Wilbur, 100,000 shares; Mr. Schneider, 2,500 shares; Mr. Schwerin, 7,500 shares; Mr. Smith, 7,500 shares; and all officers and directors as a group, 182,500 shares.

(9) Does not include 2,500 shares of Class A Stock, with respect to each of Messrs. Schwerin and Smith, which may be purchased pursuant to the exercise of options to be automatically granted in conjunction with the April 18, 1995 Annual Meeting of Shareholders under the terms of the Company's 1991 Employee Incentive Plan. See "Executive Compensation -- Director Compensation."
                             ---------------------

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Although the Company's Bylaws currently provide for a Board of Directors consisting of nine persons, only eight directors will be elected at this year's annual meeting of shareholders, each to serve until the Company's next annual meeting or until a successor is elected and qualified.

     The Board of Directors recommends that the shareholders elect the nominees named below as directors of the Company for the ensuing year. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below. Unless otherwise indicated, each nominee has held his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate as of the date of the meeting for reasons not presently known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

                                                                                        DIRECTOR
           NAME AND AGE                 PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS     SINCE
- -----------------------------------   ------------------------------------------------  --------
William H. Binnie (37).............   Chairman of the Board of Directors of the           1985
                                      Company since 1985 and President and Chief
                                      Executive Officer of the Company from 1985 to
                                      September 1994.
Clifford A. Deupree (58)...........   President of the Company since September 1994;      1991
                                      President of the Company's Molded Products Group
                                      since 1992; President of the Company's Plastic
                                      Hangers Division since 1989; Plant manager of
                                      the Company's hanger facilities in California
                                      and Mexico since 1989.
Patrick J. O'Leary (37)............   Chief Financial Officer and Secretary of the        1994
                                      Company since September 1994; Partner in
                                      Deloitte & Touche LLP, an accounting, auditing
                                      and consulting firm from 1988 to 1994.
David E. Wilbur, Jr. (52)..........   Vice-Chairman of the Board of Directors of the      1992
                                      Company since September 1994; President of
                                      Wilbur and Associates (a consulting and merger
                                      and acquisition company) since September 1994
                                      and from 1990 to 1992; President of the
                                      Company's Film Products Group from 1992 to
                                      September 1994; Vice Chairman, Edina Group, Inc.
                                      (a merger and acquisition company); President
                                      and Chief Operating Officer of Poly-Tech, Inc.
                                      from 1984 to 1990.

                                                                                        DIRECTOR
           NAME AND AGE                 PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS     SINCE
- -----------------------------------   ------------------------------------------------  --------
Yehochai Schneider (61)............   Private investor in numerous acquisitions within    1991
                                      the plastics industry for more than the past
                                      five years.
Clarence M. Schwerin III (62)......   Private investor for more than the past five        1991
                                      years.
Samuel H. Smith, Jr. (65)..........   Chairman of the Board and President of Classic      1991
                                      Plastic Machinery Company since 1990 and
                                      President of the Samuel Smith Group, Inc. (a
                                      plastics industry consulting company) since
                                      1989; Director of EASCO Corporation since 1992;
                                      President of Van Dorn Plastic Machinery Co. from
                                      1965 to 1988; Chairman of the Society of
                                      Plastics Industry Inc. from 1986 to 1988.
Grant M. Wilson (54)...............   Vice Chairman of the Board of Directors of the      1985
                                      Company since February 1994; Private investor
                                      and Chairman of Cohasset Capital Corporation for
                                      more than the past five years; Formerly an
                                      officer and director of JPS Textiles Group, Inc.
                                      ("JPS") (a textiles company which filed for and
                                      emerged from bankruptcy in 1990 and 1991,
                                      respectively); Mr. Wilson has not been
                                      associated with JPS since 1991.

     The affirmative vote of holders of Voting Stock representing a majority of the voting power represented at the meeting is required for the election of the nominees.

OTHER INFORMATION REGARDING THE BOARD

     Meetings. The Board of Directors met five times during 1994. Each of the directors, while a member of the Board, attended at least 75% of the meetings of the Board and any committee on which he served.

     Board Committees. The Board of Directors has two standing committees, the Compensation Committee and the Audit Committee. Messrs. Smith and Schwerin currently comprise the Compensation Committee, which met twice during 1994. The Compensation Committee makes recommendations to the Board of Directors with regard to compensation of employees and non-employee directors of the Company and administers the 1991 Employee Incentive Plan. The Audit Committee is currently comprised of Messrs. Smith and Schwerin. The Audit Committee met twice in 1994. Among other duties, the Audit Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company's independent auditors and approves additional services to be provided by the auditors. The Company does not have a nominating committee.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the years ending December 31, 1994, 1993 and 1992, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to William H. Binnie, the Chairman of the Board of Directors of the Company, and each of the other executive officers of the Company as of December 31, 1994 (together with Mr. Binnie, the "Named Executives"), whose total cash compensation exceeded $100,000 during 1994 in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                             ANNUAL COMPENSATION          SECURITIES
                                          --------------------------      UNDERLYING         ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR     SALARY($)      BONUS($)         OPTIONS(#)      COMPENSATION($)
- -------------------------------  ----     --------     -------------     ------------     ---------------
William H. Binnie                1994          (1)             -0-              -0-                -0-
  Chairman of the                1993          (1)             -0-              -0-                -0-
  Board                          1992          (1)             -0-              -0-                -0-
Clifford A. Deupree              1994     $312,682       $ 250,000          225,000          $ 110,097(2)
  President and                  1993      200,819         100,000          100,000                -0-
  President -- Molded            1992      193,545             -0-           75,000(3)             -0-
  Products Group
Patrick J. O'Leary               1994       76,912(4)      100,000(4)       350,000             50,000(4)
  Chief Financial Officer        1993          -0-             -0-              -0-                -0-
  and Secretary                  1992          -0-             -0-              -0-                -0-
David E. Wilbur, Jr.             1994      330,000             -0-              -0-(5)             -0-
  Vice Chairman of the           1993      300,834             -0-              -0-                -0-
  Board                          1992      102,179(6)          -0-          400,000             38,846(6)

- ---------------

(1) The Company paid management fees to a management company or companies owned directly or indirectly by Mr. Binnie in the amounts of $1.25 million in 1994 and $1.5 million in 1993 and 1992. See "Certain
     Transactions -- Management Fees."

(2) Amount represents the reimbursement for the loss incurred on the sale of Mr. Deupree's residence and other relocation costs.

(3) Options to purchase 50,000 shares granted in 1991 and options to purchase 25,000 shares granted in 1992 were repriced in 1992.

(4) Mr. O'Leary became Chief Financial Officer and Secretary effective September 12, 1994 and received a salary for only four months in 1994. The amount indicated under "Bonus" represents a $75,000 signing bonus he received upon commencing employment and a $25,000 Management Incentive Bonus. The amount included under "All Other Compensation" represents a relocation expense payment of $50,000.

(5) Mr. Wilbur was granted an option to purchase 200,000 shares of Class A Stock in January 1994 and the option was cancelled in September 1994 in accordance with an amendment to Mr. Wilbur's employment agreement.

(6) Mr. Wilbur became President -- Film Products Group effective September 1, 1992 and received a salary for only four months in 1992. Amount indicated under "All Other Compensation" represents the amount which Mr. Wilbur was paid pursuant to a consulting agreement for a portion of 1992 before he became an executive officer.

STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Company's 1991 Employee Incentive Plan to the Named Executives during 1994:

                             OPTION GRANTS IN 1994

                                                   INDIVIDUAL GRANTS
                                   -------------------------------------------------   POTENTIAL REALIZABLE
                                     NUMBER                                              VALUE AT ASSUMED
                                       OF         % OF TOTAL   EXERCISE                ANNUAL RATE OF STOCK
                                   SECURITIES      OPTIONS        OF                    PRICE APPRECIATION
                                   UNDERLYING     GRANTED TO     BASE                     FOR OPTION TERM
                                    OPTIONS       EMPLOYEES     PRICE     EXPIRATION   ---------------------
              NAME                 GRANTED(#)      IN 1994      ($/SH)       DATE       5%($)       10%($)
- ---------------------------------  ----------     ----------   --------   ----------   --------   ----------
William H. Binnie................        -0-           -0-         N/A          N/A         N/A          N/A
Clifford A. Deupree..............     87,500(1)      11.6%      $ 4.00      9/09/04    $220,113   $  557,810
                                     137,500(2)      18.3%        4.00      9/09/04     345,892      876,558
Patrick J. O'Leary...............    350,000(3)      46.5%        4.00      9/13/04     880,452    2,231,239
David E. Wilbur, Jr..............        -0-(4)        -0-         N/A          N/A         N/A          N/A

- ---------------

(1) The option vests as follows: 6,250 shares on each of September 9, 1995 and 1996 and 25,000 shares on each of September 9, 1997, 1998 and 1999.

(2) The option vests as follows: 38,750 shares on each of September 9, 1995 and 1996 and 20,000 shares on each of September 9, 1997, 1998 and 1999.

(3) The option vests as follows: 50,000 shares on each of September 12, 1995, 1996, 1997 and 1998 and 150,000 shares on September 12, 1999.

(4) Mr. Wilbur was granted an option to purchase 200,000 shares of common stock in January 1994 and such option was cancelled in September 1994 in accordance with an amendment to Mr. Wilbur's employment agreement.

OPTION EXERCISES AND HOLDINGS

     None of the Named Executives exercised stock options in 1994. The following table sets forth information with respect to the Named Executives concerning the unexercised options held by them as of December 31, 1994:

                             YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING                   VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS                  IN-THE-MONEY
                                                    AT 12/31/94(#)               OPTIONS AT 12/31/94($)(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -------------------------------------------  -----------     -------------     -----------     -------------
William H. Binnie..........................        -0-              -0-              N/A              N/A
Clifford A. Deupree........................     65,000          335,000              -0-          $28,125
Patrick J. O'Leary.........................        -0-          350,000              N/A           43,750
David E. Wilbur, Jr........................    100,000          300,000          $12,500           37,500

- ---------------

(1) Based on the closing price of $4.125 per share for the Company's Class A Stock on December 31, 1994.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists of two non-employee directors who make decisions pertaining to executive compensation and benefits. The members of the Committee are currently Messrs. Smith and Schwerin. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors, except for decisions about awards under the Company's 1991 Employee Incentive Plan (the "Plan"), which must be made solely by the Committee in order for the grants or awards under such plan to satisfy Rule 16b-3 under the Securities Exchange Act of 1934. Set forth below is a report submitted by Messrs. Smith and Schwerin in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for 1994 as they affected the Named Executives.

     Compensation Policies Toward Executive Officers. The Committee's executive compensation policies are designed to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is targeted at levels that the Committee believes are consistent with others in the Company's industry and reflect corporate performance. As a result, the Named Executives' actual compensation levels in a particular year may be above or below those of the Company's competitors, depending upon the Company's and the individual executive's performance. The Company previously retained a compensation consulting firm to analyze the compensation data of manufacturing companies of similar size to the Company. The Committee will continue to use this comparative information, in addition to information on corporate performance and the performance of individual executives, for purposes of evaluating compensation for 1995.

     The Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee has utilized these elements in the Company's compensation packages for executive officers. Awards of stock options under the Plan are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives.

     Compensation to the Named Executives for 1994, as reflected in the foregoing tables, consisted of base salary and annual bonus. The Committee also awarded stock options under the Plan in 1994, as indicated in the foregoing tables.

     Salary. The base salary of each of the Named Executives was adjusted during 1994 as a result of changes in the duties and responsibilities of the Named Executives.

     Bonus. The bonuses for officers for 1994 were established in early 1995, based upon the Committee's evaluation and weighing of corporate, business unit and individual performance. Measures of corporate performance include the Company's operating income and net income. Measures of business unit performance include sales growth, market share and operating income for the business unit. Individual performance measures are established annually by management. After the end of each year, the Committee determines the bonus for each executive based on the individual's value, experience level and the attainment of the pre-established performance goals. The performance of the Molded Products group was a significant factor in the determination of Mr. Deupree's 1994 bonus.

     Options/Stock Based Compensation. During 1994, the Committee granted stock options under the Plan to three of the Named Executives. The number of shares covered by the grants to Messrs. Deupree and Wilbur were based on their duties and performance. Mr. Wilbur's options were subsequently cancelled in accordance with an amendment to his employment agreement. Mr. O'Leary's options were negotiated as part of his initial compensation package upon commencing employment.

     Under the Plan, the Committee may also award stock appreciation rights and restricted stock to key employees. To date, no awards of stock appreciation rights or restricted stock have been made under the Plan.

     Mr. Binnie's Compensation. Mr. Binnie, the Chairman of the Board of Directors of the Company, is not compensated directly by the Company. Instead, the Company pays management fees to a management company owned by Mr. Binnie under a management agreement that is renewable annually. See "Certain Transactions -- Management Fees."

     SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:

          Samuel H. Smith, Jr.                Clarence M. Schwerin III

     The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent the Company specifically incorporates this by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

STOCK PERFORMANCE

     The following graph sets forth a comparison of the cumulative shareholder return of the Company's Class A Common Stock from May 16, 1991 (the effective date of the Company's initial public offering) to the end of 1991, 1992, 1993 and 1994, with the cumulative total return for the same periods for the S&P 500 Stock Index and for the Value Line Household Products Industry Index (the "Peer Group") based upon a hypothetical $100 investment, assuming the reinvestment of dividends (the Company has not paid dividends on either the Class A or Class B Common Stock).


      Measurement Period           Carlisle                          Household
    (Fiscal Year Covered)        Plastics Inc.      S&P 500        Products Index
           5/16/91                  $100.00         $100.00           $100.00
              1991                    89.77          113.64            123.97
              1992                    48.86          122.49            138.49
              1993                    67.05          134.85            149.12
              1994                    37.50          136.40            159.31

EMPLOYMENT AGREEMENTS

     Mr. Wilbur entered into an employment agreement with the Company in July 1992 for a term of three years beginning September 1, 1992. The agreement was amended effective September 7, 1994. Under the amended agreement, Mr. Wilbur is entitled to a base salary of $150,000 per annum.

     Mr. Deupree entered into an employment agreement with the Company in September 1994. Under the agreement, Mr. Deupree is entitled to a base salary of $400,000 per annum, plus a bonus based on a combination of the performance of the Company and his own contribution as President of the Company. The agreement may be terminated by Mr. Deupree or the Company upon written notice. If the agreement is terminated by Mr. Deupree for good reason, or by the Company without good cause, Mr. Deupree is entitled to receive salary continuation for a period of 24 months. In conjunction with Mr. Deupree's employment agreement, a Deferred Compensation Agreement was also executed. Under the provisions of the Deferred Compensation Agreement, Mr. Deupree, or his beneficiary, is entitled to receive $1,000 per month for 120 consecutive months upon the later of his 62nd birthday or separation of employment. All benefits under the Deferred Compensation Agreement are forfeited if Mr. Deupree's employment is terminated for good cause, or by violation of the confidential information, disclosure and transfer of product developments, and non-competition clauses of Mr. Deupree's employment agreement.

DIRECTOR COMPENSATION

     During 1994, each non-employee director other than Mr. Wilson (Messrs. Schwerin, Smith and Schneider) received $2,500 per meeting attended. Mr. Wilson received directors fees totalling $60,000 in 1994. In addition to directors' fees paid, the Company also provided medical insurance coverage for Mr. Schwerin at a cost to the Company of $3,843. No additional compensation was paid to directors for serving on any committees.

     Under the 1991 Employee Incentive Plan, all directors serving on the Compensation Committee of the Board of Directors annually receive an automatic grant of a non-qualified option to purchase 2,500 shares of Class A Stock at an exercise price equal to the fair market value of the Class A Stock on the date of grant. Pursuant to the Plan, on April 26, 1994, Messrs. Schwerin and Smith were each granted an option to purchase 2,500 shares of Class A Stock at an option price of $7.4375 per share, which was the average of the high and low price of the Class A Stock on April 26, 1994, as reported by the New York Stock Exchange.

                              CERTAIN TRANSACTIONS

     Management Fees. The Company entered into a three-year Management Agreement (the "Management Agreement") dated May 22, 1991 with Carlisle Plastics Management Corporation ("CPMC", a wholly owned subsidiary of Carlisle Capital Corporation ("CCC")) (CCC, in turn, is wholly owned by Mr. Binnie). The Management Agreement was extended in May 1994 and amended in September 1994 to provide for a term of one year with an annual fee of $.75 million. Mr. Binnie has been the president of CCC since 1983. Since the Company's inception, it has compensated CCC for its services through the use of management fees. The Company paid management fees to companies owned directly or indirectly by Mr. Binnie of $1.25 million in 1994 and $1.5 million in 1993 and 1992. Pursuant to the Management Agreement, CPMC provides management and oversight assistance to the Company in the areas of strategic planning, financial and banking relationships, executive resource management, coordination of legal, accounting, taxation, pension, actuarial and other required professional services and other business decision-making strategies. Because Mr. Binnie controls the stock of the Company and CPMC, he indirectly has the power to extend, amend or terminate the Management Agreement, including the power to adjust the management fee payable thereunder.

     Note Receivable from Affiliate. At December 31, 1994, the Company had a note receivable from Mr. Deupree, the President of the Company, in the amount of $0.1 million, with interest payable annually at a rate of 6%, compounded monthly. The note becomes due in August 1997.

     Administrative Services. The Company provides purchasing, accounting and other administrative services for Bercon of Canada, an affiliate of the Company. In 1994, the Company received $0.1 million from Bercon of Canada as payment for the services rendered.

     Leases. The Company leases a 17,000 sq. ft. plastic container manufacturing facility in Portland, Maine from Sturbridge Yankee Workshop, Inc. (a corporation wholly owned equally by Mr. Binnie and one of his brothers). The lease expires in 1997. Rent paid by the Company to lease this space in 1994 was $0.1 million. Management of the Company believes that the terms of the lease were negotiated on an arm's-length basis and reflect the fair market value of the leased premises.

     The Company leased 5,700 sq. ft. of office space, which has served as the Company's headquarters since 1989, from One Union Street Limited Partnership (which is principally owned and controlled by Mr. Binnie). During 1994, the Company terminated the lease and incurred lease termination costs of $0.1 million. Rent paid by the Company to lease this space in 1994 was approximately $0.2 million. Management believes, but has not independently verified, that the terms of the lease reflected the fair lease value of the premises at the time the Company entered into the lease.

     The Company leased an aircraft from Carlisle Air Corporation, which is indirectly owned by Mr. Binnie. During 1994, lease payments were paid to Carlisle Air Corporation in the amount of $0.3 million in connection therewith. In January 1995, the aircraft lease was terminated. Management believes that the terms of the lease reflected the fair lease value of the aircraft at the time the Company entered into the lease.

     Purchases of Materials. During 1994, the Company purchased materials in the ordinary course of business at a cost of $0.1 million from North & Judd, a corporation wholly owned by Mr. Grigoriou. Management believes that the prices paid for the materials reflected the fair value of the materials at the time the purchases were made.
                             ---------------------

                                   PROPOSAL 2

                              APPROVAL OF AUDITORS

     Deloitte & Touche LLP, independent auditors, have been auditors for the Company since 1985. They have been reappointed by the Board of Directors, upon recommendation of the Audit Committee, as the Company's auditors for 1995 and shareholder approval of the appointment is requested.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                             ---------------------

                             SHAREHOLDER PROPOSALS

     The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Carlisle Plastics, Inc. 1996 Annual Meeting of Shareholders is expected to be held on or about April 17, 1996 and proxy materials in connection with that meeting are expected to be mailed on or about March 16, 1996. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before November 20, 1995.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) under the Securities Exchange Act of 1934, executive officers, directors and 10% shareholders ("insiders") of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in the Company's common stock. To the Company's knowledge, based on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1993, all
Section 16(a) filing requirements applicable to its insiders were complied with, except as follows. Clifford A. Deupree and Rajiv P. Bhatt each filed late Forms 5 for the years 1992 and 1993 in connection with reporting option grants to them during such years. David E. Wilbur, Jr. filed an amendment to his Form 5 for 1994 following the due date of the Form 5 and filed a late Form 5 for 1993 to reflect shares acquired under the Company's Retirement Investment Plan in those years.

ABSTENTION AND BROKER "NON-VOTES"

     If a shareholder abstains from voting on any matter, the Company intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders for the transaction of business, although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transactions of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Therefore, abstentions and broker "non-votes" have the same effect as votes against the proposals.

OTHER MATTERS

     The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

     The Annual Report of the Company for 1994 is enclosed herewith and contains the Company's financial statements for the year ended December 31, 1994. A copy of the Annual Report on Form 10-K, as filed by the Company with the Securities and Exchange Commission, is also enclosed herewith. An additional copy of the Annual Report on Form 10-K will be furnished without charge to any shareholder who requests it in writing from Investor Relations, Carlisle Plastics, Inc., at the address noted on the first page of this Proxy Statement.

                                            By the Order of the Board of
                                            Directors

                                            /s/ PATRICK J. O'LEARY
                                            ----------------------------
                                            PATRICK J. O'LEARY,
                                            Secretary

P                           CARLISLE PLASTICS, INC.
R
O               ANNUAL MEETING OF SHAREHOLDERS -- APRIL 18, 1995
X
Y         This Proxy is Solicited on Behalf of the Board of Directors



        The undersigned hereby appoints William H. Binnie and Patrick J. O'Leary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of CARLISLE PLASTICS, INC. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on April 18, 1995, or at any adjournment or adjournments thereof, hereby revoking all former proxies.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTION OF ALL THE NOMINEES AND "FOR" PROPOSAL (2).

                        CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                        SEE REVERSE SIDE



/X/  Please mark votes as in this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL

1. ELECTION OF DIRECTORS

NOMINEES: William H. Binnie, Clifford A. Deupree, Patrick J. O'Leary, Yenochai Schneider, Clarence M. Schwerin III, Samuel M. Smith, Jr., David E. Wilbur, Jr., Grant M. Wilson

                 FOR            WITHHELD
                /  /              /  /


/  /
     --------------------------------------
     For all nominees except as noted above


2. Proposal to approve the appointment of Deloitte & Touche LLP as the independent auditors of the Corporation.

                 FOR            WITHHELD            ABSTAIN
                /  /              /  /               /  /


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                /  /  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT


Please vote, date and sign this proxy as your name is printed hereon.
When signing as attorney, executor, administrator, trustee, guardian, etc. give full title as such. If the stock is held jointly, each owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                  Date:
           -------------------------------        ------------------------


Signature:                                  Date:
           -------------------------------        ------------------------